Securities and Exchange Commission
Washington, D.C.  20549

October 11, 2001

Ladies and Gentlemen:
We were previously principal accountants for First Dearborn Income Properties, LP (the "Company") and, under the date of March 10, 2000, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 1999 and 1998. We have performed no audit procedures subsequent to the date of our auditors' report of March 10, 2000. On April 20, 2001 we resigned. We have read the Company's statements included in its amended Form 8-K/A dated September 4, 2001 (filed with the Commission on or about September 5, 2001) and we agree with such statements, except for the following:
(i) (i)	We are not in a position to agree or disagree with the Company's statements in the first and second paragraphs of Item 4 section a.(1)(i);
(ii)	We do not agree with the Company's statement in the third paragraph of
Item 4 section a.(1)(i).  We resigned on April 20, 2001;
(iii)	We are not in a position to agree or disagree with the Company's statement in Item 4 section a.(1)(iii);
(iv)	The statement in Item 4 section a.(1)(iv) is correct for the years ended
December 31, 1998 and 1999, and the subsequent period through April 20, 2001;
(v)	We are not aware of the existence of a condition required to be reported under Item 304(a)(1)(v) of Regulation S-K. Therefore, we take no position with respect to the Company's statement in Item 4 section a.(1)(v);
(vi)	We are not in a position to agree or disagree with the Company's statements in Item 4 sections a.(2)., a.(2)(i), a.(2)(ii)(A)(B)(C), and a.(2)(ii)(D); and
(vii)	We do not agree with the Company's statements in Item 4 section a.(3)
as outlined in (ii) above.
On September 28, 2001, a representative of the Company requested us to supply this letter in response to the filing of the Form 8-K/A referred to in the introductory paragraph. We received a copy of the aforementioned Form 8-K/A on or about September 21, 2001 from the Company.
Very truly yours,